SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on May 21, 2009

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2009 Annual Meeting of Stockholders (“Annual Meeting”), which will be held at the Borgata Hotel Casino and Spa, One Borgata Way, Atlantic City, New Jersey on May 21, 2009 at 11:00 a.m., local time, for the following purposes:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 30, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2008 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. We believe that this new process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, if you received paper copies of these proxy materials we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders that have accessed these proxy materials on the Internet, as well as those who have received paper copies, may vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd

Executive Chairman of the Board of Directors

Las Vegas, Nevada

April 9, 2009

Proxy Statement	1

Introduction	1

Questions and Answers	1

Ownership of Certain Beneficial Owners and Management	6

Corporate Governance	9

Director Independence	9

Selection of Directors	10

Presiding Director; Stockholder Communication with Directors	11

Board Committees	11

Compensation and Stock Option Committee Interlocks and Insider Participation	12

Executive Officer and Director Compensation	13

Compensation Discussion and Analysis	13

Summary Compensation Table	25

Grants of Plan-Based Awards Table	26

Outstanding Equity Awards At Fiscal Year-End Table	27

Option Exercises and Stock Vested Table	28

Non-Qualified Deferred Compensation Table	29

Potential Payments upon Termination or Change-in-Control	29

Director Compensation Table	31

Director Emeritus	32

Board Committee Reports	33

Compensation and Stock Option Committee Report	33

Report of the Audit Committee	33

Proposals Requiring Your Vote	34

Proposal 1—Election of Directors	34

Director Nominees	35

Meetings of the Board of Directors	37

Proposal 2—Ratification of Independent Registered Public Accounting Firm	38

Audit and Non-Audit Fees	38

Audit Committee Pre-Approval of Audit and Non-Audit Services	38

Equity Compensation Plan Information	39

Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons	40

Section 16(a) Beneficial Ownership Reporting Compliance	40

Transactions with Related Persons	40

Policies and Procedures Regarding Transactions with Related Persons	40

Stockholder Proposals; Other Matters	42

Stockholder Proposals	42

Other Matters	42

i

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2009 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2009 Annual Meeting of Stockholders to be held on May 21, 2009 at 11:00 a.m., local time, at the Borgata Hotel Casino and Spa, One Borgata Way, Atlantic City, New Jersey and any adjournment or postponement thereof.

A copy of our 2008 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being distributed or otherwise made available beginning on or about April 9, 2009. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of the proxy materials be sent to them, by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the proxy materials you need in a timelier manner, will save us the cost of printing and mailing documents to you.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 30, 2009 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 86,261,275 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•

By Telephone—You may use any touch-tone telephone to vote at anytime until noon (Central Daylight Time) on May 20, 2009 by calling 1-800-560-1965. When voting by telephone, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple voice-guided instructions.

•

By Internet—You may use the Internet to vote at anytime until noon (Central Daylight Time) on May 20, 2009 by going to www.eproxy.com/byd. When voting by Internet, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple instructions contained on the website to obtain your records and create an electronic ballot.

•

By Mail—If you have received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Boyd Gaming Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

To determine how you may revoke or change your vote submitted by the telephone, Internet and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy?”.

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the Internet Availability Notice.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote:

•	Proposal 1—FOR the election of each of the eleven nominees to our board of directors.

•	Proposal 2—FOR the ratification of the Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What if I do not specify how my shares are to be voted?

If no instruction is given with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement, and “FOR” Proposal 2, as applicable.

No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: Rob Stillwell, Vice President Corporate Communications; via toll-free telephone: 800-695-2455, Attn: Rob Stillwell, Vice President Corporate Communications; or via e-mail: robstillwell@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive an Internet Availability Notice?

We are providing certain stockholders, including stockholders who have previously requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, an Internet Availability Notice. If you would like to assist us in reducing the cost of distributing our proxy materials in the future, you can consent to receiving future proxy materials and other stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please contact us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: Rob Stillwell, Vice President Corporate Communications; via toll-free telephone: 800-695-2455, Attn: Rob Stillwell, Vice President Corporate Communications; or via e-mail: robstillwell@boydgaming.com, to submit your request.

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

Do I need an admission ticket to attend the Annual Meeting?

No. However, all stockholders will need to present a valid government-issued photo identification (e.g., a driver’s license or passport) at the door to be admitted to the Annual Meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the Annual Meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on March 30, 2009, the record date for the Annual Meeting.

No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2008 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2008 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet or by telephone pursuant to the voting procedures described above under “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Corporate Secretary (Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169 and must be received before voting is closed at the Annual Meeting.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. With respect to the proposals set forth in this proxy statement, we believe Proposal 1 and Proposal 2 are “routine” items. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the eleven director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•	Proposal 2—the number of affirmative votes cast in favor of Proposal 2 exceeds the number of votes cast against it. Broker non-votes and abstentions are not counted for purposes of Proposal 2.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Wells Fargo Shareowner Services. The Inspector of Elections will also determine whether or not a quorum is present.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

We will bear all costs of this proxy solicitation, which will include the expense of preparing and mailing the Internet Availability Notice and the proxy materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2009 by:

•	each person who is a director nominee;

•	each of our executive officers named in the Summary Compensation Table contained herein;

•	all the director nominees and our executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 86,316,275 shares of our common stock outstanding on March 1, 2009. Except as otherwise noted, the mailing address of all persons on the list set forth in the table below is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

Name	Number of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Class
Director Nominees
William S. Boyd	18,765,328	(2)	21.48%
Marianne Boyd Johnson	11,142,654	(3)	12.86%
William R. Boyd	2,143,787	(4)	2.48%
Keith E. Smith	651,833	(5)	*
Robert L. Boughner	528,871	(6)	*
Thomas V. Girardi	164,876	(7)	*
Billy G. McCoy	21,417	(8)	*
Peter M. Thomas	20,031	(9)	*
Frederick J. Schwab	18,031	(10)	*
Veronica J. Wilson	17,031	(11)	*
Christine J. Spadafor	—	(12)	*

Other Named Executive Officers
Paul J. Chakmak	217,000	(13)	*
Josh Hirsberg	18,834	(14)	*
All directors and executive officers as a group (15 persons)	33,888,194	(15)	38.01%

5% or Greater Stockholders
William S. Boyd	18,765,328	(2)	21.48%
Marianne Boyd Johnson	11,142,654	(3)	12.86%
Private Capital Management, L.P. 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	5,093,119	(16)	5.90%

*	Indicates less than 1% of class.
(1)	Except for certain Career Restricted Stock Units disclosed below, shares of common stock underlying grants of Restricted Stock Units are excluded from beneficial ownership in this table. Restricted Stock Units are reported as beneficially owned by certain of our executive officers in their Section 16 reports pursuant to applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and positions taken by the SEC; however, such Restricted Stock Units are not independently vested or exercisable within 60 days of March 1, 2009 and are therefore not included in this table.
(2)	Includes 17,638,841 shares of our common stock held by the William S. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; 28,000 shares held by the William S. Boyd Family Corporation, which is wholly owned by Mr. Boyd; and 58,501 shares held by W.S.B., Inc., which is wholly owned by Mr. Boyd. Also includes 998,334 shares issuable pursuant to options exercisable within 60 days of March 1, 2009; and 41,652 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock.

(3)	Includes 1,776,288 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 30,011 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 30,011 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 28,721 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 30,011 shares held by the Samuel Joseph Boyd, Jr. Education Trust, of which Ms. Johnson is a trustee; 30,011 shares held by the T’Mir Kathleen Boyd Education Trust, of which Ms. Johnson is a trustee; 28,521 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 14,613 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 130,247 shares held by the William R. Boyd and Myong Boyd Children’s Trust, dated August 1, 1993, of which Ms. Johnson is the trustee; 30,582 shares held by the BG-99 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 32,613 shares held by the BG-00 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 53,904 shares held by the BG-01 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 108,340 shares held by the BG-01 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 62,218 shares held by the BG-02 Grantor Retained Annuity Trust #2, of which Ms. Johnson is trustee; 123,587 shares held by the BG-02 Grantor Retained Annuity Trust #3, of which Ms. Johnson is trustee; 722,353 shares held by the W.M. Limited Partnership, of which MBGPT is the general partner; 1,907,138 shares held by the BG-99 Limited Partnership, of which MBGPT is the general partner; 2,339,618 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; 1,675,532 shares held by the BG-01 Limited Partnership, of which MBGPT is the general partner; and 1,552,049 shares held by the BG-02 Limited Partnership, of which MBGPT is the general partner. Also includes 318,333 shares issuable pursuant to options exercisable within 60 days of March 1, 2009. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust, the William R. Boyd and Myong Boyd Children’s Trust, the above referenced Grantor Retained Annuity Trusts and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.
(4)	Includes 1,981,620 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 30,610 shares held by the Sean William Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 125,001 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean William Johnson Education Trust.
(5)	Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 515,000 shares issuable pursuant to options exercisable within 60 days of March 1, 2009.
(6)	Includes 143,870 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee, and which are pledged or held in a margin account. Includes 385,001 shares issuable pursuant to options exercisable within 60 days of March 1, 2009.
(7)	Includes 5,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009. Includes 11,281 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(8)	Includes 4,750 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009. Includes 11,281 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(9)	Includes 3,250 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009. Includes 11,281 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(10)	Includes 6,750 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009. Includes 11,281 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(11)	Includes 5,750 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009. Includes 11,281 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(12)	Ms. Spadafor is a nominee at the Annual Meeting to join our board of directors.
(13)	Includes 10,000 shares of our common stock held by the Paul J. Chakmak and M. Stephanie Chakmak Living Trust, of which Mr. Chakmak is trustee, settlor and beneficiary; and 5,000 shares of our common stock held by the Wells Fargo Bank I.R.A. C/F Paul J. Chakmak. Also includes 202,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009.

(14)	Includes 10,500 shares of our common stock owned by Mr. Hirsberg’s wife. Also includes 8,334 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009.
(15)	Includes 2,738,338 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2009. Also includes 143,870 shares of our common stock which are pledged or held in a margin account. Also includes 98,057 vested Restricted Stock Units (of which 41,652 are Career Restricted Stock Units), each representing a contingent right to receive one share of our common stock.
(16)	Based solely on information contained in Schedule 13G, Amendment 5, filed with the SEC on February 13, 2009 by Private Capital Management, L.P., which is referred to as “PCM”: (i) PCM filed such amendment as an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940; (ii) PCM exercises shared voting authority with respect to shares held by those PCM clients that have delegated proxy voting authority to PCM, and such delegation may be granted or revoked at any time at the client’s discretion; (iii) PCM has sole dispositive and voting power over 64,300 shares and shared dispositive and voting power over 5,028,819 shares; and (iv) PCM disclaims beneficial ownership of the shares over which it has dispositive power and disclaims the existence of a group.

CORPORATE GOVERNANCE

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request. Our Code of Business Conduct and Ethics applies to each of our directors, officers and employees.

Our board of directors has determined that each of Thomas V. Girardi, Billy G. McCoy, Frederick J. Schwab, Christine J. Spadafor, Peter M. Thomas and Veronica J. Wilson is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards (detailed below). Additionally, our board of directors determined that Luther W. Mack, Jr. and Michael O. Maffie, both of whom served as a director during 2008, were also “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards. As discussed below in Proposal 1, Election of Directors, Mr. Mack resigned from the board of directors in July 2008 and Mr. Maffie is retiring from the board of directors at the end of his current term and not seeking re-election at the Annual Meeting.

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries present executives serve on that company’s compensation committee is not “ independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the transactions between the Company and Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”) described in the section of this proxy statement titled “Transactions with Related Persons.” In determining that Mr. Thomas is “independent,” our board of directors considered the following facts and circumstances (without giving one factor any more significance than another), among others: (i) that the transactions with SCG and SBS were negotiated on an arm’s-length basis, and are ordinary course, commercial transactions; (ii) Mr. Thomas’ limited ownership interest in SCG and SBS; (iii) the passive nature of Mr. Thomas’ ownership and involvement in SCG and SBS, including that he is neither an officer nor employee of SBS or SCG, he is not a member of SBS and is a non-managing member of SCG, and he does not have an active role in providing services to either entity; (iv) the immaterial dollar amounts that we, or our subsidiaries paid (or are expected to pay in fiscal 2009) to SCG and SBS and the competitive rates at which such amounts were paid; and (v) Mr. Thomas’ personal net worth.

Selection of Directors

Stockholder Nominations

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

In addition, our Amended and Restated Bylaws permit stockholders to nominate individuals for consideration in director elections at an annual stockholder meeting. Pursuant to our Amended and Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the annual meeting of stockholders, deliver a notice to our Corporate Secretary setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of each such nominee;

•	the number of shares of capital stock of the Company which are beneficially owned by each such nominee; and

•

such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

A nomination notice must include a signed consent of each such nominee to serve as a member of our board of directors, if elected. In the event that a person is validly designated as a nominee in accordance with our Amended and Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the board of directors, our board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors. Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, diversity, age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for our board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

Christine J. Spadafor, a nominee for election to our board of directors, has not previously served as a director of the Company. Ms. Spadafor was recommended as a nominee to our board of directors by the Corporate Governance and Nominating Committee. She was originally identified as a potential director nominee by one of our current members of the board of directors following an independent personal referral.

Presiding Director; Stockholder Communication with Directors

Our independent directors designate one non-management director to serve as the Presiding Director to chair the board of directors’ non-management director sessions. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. Our independent directors have designated Peter M. Thomas as our Presiding Director. Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to our board of directors or the Presiding Director, as applicable.

Board Committees

Our board of directors has an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation and Stock Option Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee, Mr. Schwab, Mr. Thomas and Ms. Wilson, is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act, and the board of directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. Each member of the Corporate Governance and Nominating Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Compensation and Stock Option Committee.    The Compensation and Stock Option Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation and Stock Option Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each member of the Compensation and Stock Option Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Our Compensation and Stock Option Committee, independent of management, determines the compensation of our Chief Executive Officer, Keith E. Smith; and additionally for fiscal year 2008, the Compensation Committee also determined, independent of management, the new compensation arrangements for William S. Boyd and Paul J. Chakmak in connection with their new positions, as Executive Chairman and Chief Operating Officer, respectively. Messrs. Smith, Boyd and Chakmak are each included as a Named Executive Officer and are each a member of our seven (7) member management committee (“Management Committee”). For the other members of our Management Committee, the Chief Executive Officer and Executive Chairman jointly made compensation recommendations to our Compensation and Stock Option Committee for their consideration and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation and Stock Option Committee believes that input from both our executive officers and from compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation.

Hewitt Associates (“Hewitt”), a nationally recognized consulting firm, has been engaged from time to time to assist the Company in the evaluation of our compensation practices and programs. For example, Hewitt has periodically reviewed and provided recommendations regarding modifications to our executive compensation programs. In 2008, Hewitt was engaged to provide analysis and recommendations regarding components of the Company’s compensation to be earned by members of our Management Committee, including certain of our Named Executive Officers in 2008 and 2009. Additionally, Hewitt provided analysis and recommendations to the Company relating to our long-term incentive compensation programs, including long-term bonuses under the 2000 MIP and equity compensation awards under our 2002 Stock Incentive Plan. A representative of Hewitt attended meetings of the Compensation and Stock Option Committee in 2008 and may be invited to attend future committee meetings.

The Compensation and Stock Option Committee has the sole authority to retain and terminate any consultant that it uses to assist it in evaluating various elements of our compensation programs and making compensation determinations. The Compensation and Stock Option Committee has the sole authority to approve that consultant’s fees and other retention terms. The Compensation and Stock Option Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate.

Compensation and Stock Option Committee Interlocks and Insider Participation

During 2008, members of our Compensation and Stock Option Committee included Messrs. Maffie, Girardi and McCoy. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation and Stock Option Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers primarily through base salary and short and long-term incentive compensation. Our executive compensation practices are designed to be competitive with comparable employers in our industry, to closely align compensation with our annual objectives and long-term goals, to reward above-average corporate performance, to recognize individual initiative and achievements, and to assist us in attracting and retaining qualified executives.

Process.    Our compensation process consists of establishing an overall compensation target for each senior executive and then allocating that compensation among base salary and incentive compensation. At the senior-most corporate levels, we design the incentive compensation to primarily reward company-wide performance. At the property or business unit level, we design the incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant management employees, although company-wide performance is also a factor.

In establishing compensation, our Compensation and Stock Option Committee (the “Compensation Committee”), among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our Named Executive Officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock and bonus plans and, within the terms of the respective stock plan, determines the terms and conditions of the issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. For 2008, the Compensation Committee determined the compensation arrangements for Keith E. Smith, William S. Boyd and Paul J. Chakmak in connection with their new positions that became effective January 1, 2008. Messrs. Smith, Boyd and Chakmak are Named Executive Officers and are each a member of our Management Committee. For our other Named Executive Officers and members of our Management Committee, the Compensation Committee reviewed and approved the Chief Executive Officer’s and Executive Chairman’s joint recommendations regarding their compensation. In addition to its annual review of our compensation practices and programs, our Compensation Committee may, from time to time, review those practices and programs at other times of the year and generally has the authority to, subject to any existing contractual or other rights of participants, modify or terminate those practices and programs.

We have historically engaged compensation consultants to assist us in the evaluation of our compensation practices and programs. For example, Hewitt has from time to time reviewed and provided recommendations regarding modifications to our executive compensation program, including during 2008 in which Hewitt provided analysis and recommendations on our long-term incentive compensation and equity compensation programs.

Objectives of our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, as well as the officer’s impact and involvement in our present and future performance. The compensation of our executive officers, including our Named Executive Officers, is set at levels that are intended to be competitive with other leading casino hotel companies. For the purpose of comparing compensation practices, this group is selected on the basis of a number of factors relative to our Company, such as their size and complexity, the nature of their businesses and the regions in which they operate. The Compensation Committee, however, does not benchmark the compensation of our Named Executive Officers against the compensation levels found within this group.

In addition, we have designed our compensation program to further align the compensation of our Named Executive Officers, as well as members of our Management Committee, with our future performance and strategic objectives. Our Management Committee plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company. Our Management Committee includes members of our senior management, including Messrs. Boyd, Smith, Boughner and Chakmak.

Primary Components of our Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term bonus; and

•	long-term incentive compensation (including long-term bonus and equity compensation).

Base Salary.    We provide our executive officers with a base salary that we believe is competitive and that corresponds and fairly relates to their status and accomplishments, both professionally and within our industry. Individual base salaries are established based on an executive officer’s historical performance and anticipated future contribution. Salaries are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels and other subjective factors.

For 2008, our Compensation Committee, independent of management, determined the compensation of our Chief Executive Officer, Executive Chairman of the Board of Directors and Chief Operating Officer, including their respective base salaries. For compensation earned in 2008 by the other Named Executive Officers, our Chief Executive Officer in consultation with our Executive Chairman made compensation recommendations to our Compensation Committee for their review and approval. These recommendations were approved by the Compensation Committee without change. Where appropriate, the Compensation Committee and our Chief Executive Officer, as applicable, have considered the following factors in establishing the compensation for our Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities and anticipated future performance;

•

the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, Corporate Compliance Committee and the Diversity Committee;

•	the overall performance of the Named Executive Officer;

•	the overall performance of the Company;

•	competitive pay practices at companies within our industry; and

•	compensation analysis performed for us by Hewitt.

Short-Term Bonus.    For 2008, the Company did not pay any short-term bonuses. Our Named Executive Officers as well as the other members of our Management Committee participate in a short-term (or annual) bonus, under our 2000 Executive Management Incentive Plan (“2000 MIP”). Our other executive officers participate in a short-term (or annual) bonus pursuant to our Annual Management Incentive Plan (the “Annual Plan”). None of our Named Executive Officers participated in the Annual Plan for their short term bonus during 2008.

Our practice is to award cash bonuses primarily based upon performance objectives; however, from time to time, we have used, and may in the future use, other goals or measures. Bonus awards under our 2000 MIP for 2008 were set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives received a relatively larger percentage of their total compensation in bonuses dependent on performance. Short-term bonus awards under our Annual Plan were set under similar criteria and philosophy for our other executive officers.

Whether short-term bonuses are awarded under the 2000 MIP or the Annual Plan, and the amount of the bonus if awarded, has typically been dependent on the achievement of specified goals. In addition, no amounts will be paid under the 2000 MIP or the Annual Plan if the respective threshold performance level is not achieved; provided, however, that as it relates to awards under our Annual Plan, our Chief Executive Officer may use the discretion granted to him by the Compensation Committee, subject to its oversight, to make determinations regarding payments under the Annual Plan. The achievement of quantitative goals at the relevant department, property and corporate levels has historically been the sole factor in determining individual short-term bonuses under the 2000 MIP and the primary factor in determining individual bonuses under the Annual Plan. Such quantitative goals are linked to the achievement of specified earnings and other performance targets. Short-term bonus awards under the 2000 MIP are exclusively based on achievement of a specified level of corporate performance, measured by our budgeted pre-tax income, as approved by our board of directors, adjusted by certain items to reflect ongoing operations. For 2008, the approved budgeted pre-tax income target was approximately $243 million, as adjusted.

For short-term bonuses awarded under the Annual Plan, in addition to the same pre-established quantitative goals, there was a discretionary component based on individual performance, representing up to a maximum of 20% of the total available award, which was determined for each participant on a case-by-case basis. No such discretionary component exists under the 2000 MIP. In addition, our Chief Executive Officer has been given the authority by, and acts under the oversight of, the Compensation Committee to use his discretion to make determinations regarding payments to be made with respect to participants under the Annual Plan. For 2008, no such discretion was exercised by our Chief Executive Officer.

For short-term awards under both our 2000 MIP and Annual Plan, the maximum bonus level reflects the achievement of 130% or more of the target performance level. By comparison, the threshold bonus level reflects achievement of 80% of the target performance level. The target bonus level represents achieving an amount that is between 95-105% of the board approved target performance level. Maximum bonus levels can only be attained if our business results are exceptional, and which, since 1998, have been achieved on only three occasions (achieved at pre-2007 maximum bonus levels of 150% of the target award resulting from 120% of target performance level). Threshold bonus levels generally reflect more attainable business results, and have been achieved or exceeded in all but three years since 1998. Given the weak economic and business climate experienced both within our industry and nationally, the threshold bonus level was not achieved in 2008.

For 2008, the Compensation Committee determined that all of the Named Executive Officers and the other members of the Management Committee should participate in the 2000 MIP. The Compensation Committee believes that having all of the members of the Management Committee participate in the same plan for their short-term bonuses provides for greater internal pay equity, increased coordination of incentives and creates a greater performance incentive because 100% of the short-term bonus will be based on corporate performance.

As a percentage of base salary, for each of our Named Executive Officers for 2008, short-term bonuses under the 2000 MIP were awarded based on the following parameters:

Executive	Threshold Performance Level	Target Bonus	Maximum Bonus
William S. Boyd	37.5%	75%	150%
Keith E. Smith	50%	100%	200%
Robert L. Boughner	37.5%	75%	150%
Paul J. Chakmak	37.5%	75%	150%
Josh Hirsberg	20%	40%	80%

No bonuses were paid under the 2000 MIP or the Annual Plan in 2008. It is anticipated that short-term bonus amounts that may be earned under the 2000 MIP in 2009, if any, will be based on the same “threshold performance level,” “target bonus” and “maximum bonus” percentages: 37.5%, 75% and 150% for Messrs. Boyd, Boughner and Chakmak, 50%, 100% and 200% for Mr. Smith and 20%, 40% and 80% for Mr. Hirsberg.

In 2009, we anticipate that our Compensation Committee, together with input from Hewitt, will continue its review and assessment of our overall compensation programs, including a review of our short-term bonus programs. During this review, the Compensation Committee may consider whether modifications to the terms of the 2000 MIP and Annual Plan are warranted and whether alternative performance objectives, quantitative goals or discretionary components should be utilized in conjunction with the short-term bonus awards under the 2000 MIP and Annual Plan, in light of the current uncertain economic environment that exists within our industry and nationally.

Long-Term Compensation.    Historically and in 2008, we provided long-term compensation to our Management Committee, including our Named Executive Officers, in the form of long-term bonuses granted under our 2000 MIP

(other than Mr. Hirsberg) and equity incentive awards granted under our 2002 Stock Incentive Plan. Prior to 2008, for each member of our Management Committee, the Compensation Committee would target a specific dollar value attributable to the long-term incentive based components of their compensation, and generally deliver that value at approximately seventy-five percent through equity and twenty-five percent through a long term cash award. As discussed below, in 2008, the Compensation Committee determined that all long-term incentive compensation was to be in the form of equity based awards.

Long-Term Bonuses

Long-term cash bonus awards granted prior to 2008.    Prior to 2008, the Compensation Committee had granted a portion of the long-term compensation to certain of our executive officers in the form of a cash bonus under our 2000 MIP, based on the achievement of defined long-term targets. These long-term awards under our 2000 MIP had a three-year performance period. For example, the long-term award granted under the 2000 MIP in 2007 has a performance period that ends in December 2009. After the end of each three-year performance period, the Compensation Committee must approve, in writing, the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award, if any, for each participant will be determined by applying the previously approved formula to the level of actual performance that has been approved by the Compensation Committee. The Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. These awards under the 2000 MIP were paid in cash after the end of the performance period during which the award was earned (if any). However, the Compensation Committee has authority under the 2000 MIP to, in its discretion, declare any award wholly or partially payable in an equivalent amount of restricted stock issued under our 2002 Stock Incentive Plan or any successor equity compensation plan.

For long-term awards granted under the 2000 MIP for the 2006 – 2008 performance period, there were seven individuals eligible for awards, including all of the members of our Management Committee, other than Mr. Boyd. For awards granted under the 2000 MIP for the 2006 – 2008 performance period, the performance criteria used relates to the relative growth in our total stock return, which takes dividends into account (“Total Stock Return”), compared to the growth in the Total Stock Return of the companies included in Standard & Poor’s Mid-Cap 400 Index (“Index”). For the 2006-2008 performance period, a target award amount would be earned upon the Company out performing 50% of the companies in the Index, with a threshold award being earned upon the Company out performing 30% of the companies in the Index and a maximum award representing the Company out performing at least 90% of the companies in the Index. No payouts are made unless the Company out performs at least 30% of the companies in the Index during the performance period, and for the 2006-2008 performance period no amounts were paid as we did not exceed this threshold. Additionally, there are six individuals that continue to be eligible for previously granted awards covering the 2007 – 2009 performance period, including all of the Named Executive Officers, other than Mr. Boyd and Mr. Hirsberg. The 2007-2009 and 2006-2008 three-year performance periods utilized the same performance criteria.

In determining awards to be made under the 2000 MIP for both long-term and short-term bonuses, the Compensation Committee has in the past approved a formula based on one or more objective criteria to measure corporate performance. Performance criteria must include one or more of the following: our pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. The Compensation Committee may set performance goals that differ from participant to participant. For example, the Compensation Committee may choose performance goals that apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

The annual maximum potential amount of compensation that can be awarded to a participant under the 2000 MIP is $4,000,000 per year.

Long-term bonus awards granted for 2008.    We believe that the long-term bonus award component should serve as both an incentive for achieving longer term company performance goals (historically in the form of stock price performance) and as a retention tool for our executives. Given the current environment facing the nation and our industry, our Compensation Committee determined that the past practice of granting long-term cash bonus awards under the 2000 MIP as a retention tool would likely be ineffective. In 2008 we requested that Hewitt review our long-term compensation program, taking into consideration the unique conditions present in today’s economy. Hewitt prepared a report analyzing potential long-term incentive compensation, including the use of cash, stock options, and restricted stock units (“RSUs”), as well as methodologies for determining amounts to award. Hewitt’s report concluded that our current long-term incentive compensation provided limited retention incentives, that the current economic and industry-specific climate presented challenges to multi-year incentive based goal setting, and that it may be prudent to refocus an increased portion of the award allocation on retention considerations.

Commencing in 2008, in light of Hewitt’s evaluation of our long-term compensation program and the fact that the threshold bonus level was not achieved in 2008 for the long-term cash bonus award covering the 2006-2008 period, and that it is anticipated that the threshold bonus level will not be achieved in 2009 for the long-term cash bonus award covering the 2007-2009 period, the Compensation Committee determined to utilize equity as a long-term bonus award as opposed to cash. At this time, the Compensation Committee intends to continue using equity awards as a long-term bonus award in lieu of a cash award under the 2000 MIP.

In light of the retention and motivation concerns discussed above, in April 2008 the Compensation Committee approved the grant of RSUs set forth in the table below, in lieu of the historical long-term cash bonus, in order to incentivize the grantees of such award. The April 2008 award was the long-term incentive award for 2008. The following table sets forth the information regarding the long-term bonus awards granted for 2008 to our Named Executive Officers listed below. Until such time as the RSUs vest, they have no voting rights, have a continuous employment requirement and do not accrue or become entitled to dividends. The RSUs are awarded for no consideration pursuant to the Company’s 2002 Stock Incentive Plan. Each RSU represents a contingent right to receive one share of our common stock upon vesting. The RSUs will vest in full upon the sooner to occur of (i) April 16, 2013 or (ii) a date after October 16, 2009 upon which the closing price of the Company’s common stock is $25.98 (which represents 150% of the closing price of the Company’s common stock on April 15, 2008) or greater for twenty (20) consecutive trading days beginning on or after October 16, 2009. The Compensation Committee derived this vesting schedule from recommendations from Hewitt. We believe the grant of RSUs provides both a retention incentive as well as a performance criteria, in the form of potential vesting acceleration. The Restricted Stock Units are subject to the forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan.

Name	Targeted Dollar Value at Date of Award ($)	RSUs (#)
Keith E. Smith	$800,000	46,189
Robert L. Boughner	$600,000	34,642
Paul J. Chakmak	$400,000	23,095

Commencing with the RSU grant made in November 2008 (discussed below), the Compensation Committee anticipates making grants of RSUs in November of each year as the long-term incentive bonus award for the succeeding year. The Compensation Committee approved RSU grants to members of our Management Committee in November 2008 in lieu of any other long-term incentive bonus awards (cash or equity), under the 2000 MIP for 2009. We anticipate in 2009 that our Compensation Committee, together with Hewitt, will continue to review our 2000 MIP, in connection with the assessment of our overall compensation program, to determine whether other modifications to the terms of the 2000 MIP are warranted.

Other bonus payments

A special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us on or before December 31, 2003. Mr. Boyd has received this special bonus payment in the same amount in each of the last five (5) years. We expect that the Compensation Committee will continue to extend the $250,000 special bonus to Mr. Boyd in 2009.

Equity Compensation

We believe that a significant component of the compensation paid to our executives over the long-term should be derived from equity-based compensation. Our Compensation Committee determines the type of equity awards that are to be granted, which have historically been grants of stock options under our stock incentive plans and now more recently have also included accompanying grants of RSUs. Currently, stock options remain the predominant source of equity compensation to our Named Executive Officers. We also believe that stock price appreciation and stock ownership in the Company are a valuable incentive to our executives and that the grant of stock options to them serves to further align their interests with the interests of our stockholders as a whole and encourages our executives to manage the Company in its best long-term interests.

Stock Options and RSUs

The Compensation Committee determines, on a discretionary basis, whether to grant stock options, as well as the amount of shares of common stock subject to, and the terms of, the grants based on a person’s position within the Company. Prior to 2008, for each of the Named Executive Officers, the Compensation Committee calculated a target value of the non-cash component of their long-term compensation, and from that value, the Compensation Committee derived the specific number of shares of common stock to be awarded in stock options or awarded as a combination of stock options and RSUs by using an adjusted Black-Scholes analysis. However, in 2008, given the economic decline nationally and within our industry and the resultant significant decline in our stock price, the Compensation Committee concluded that the use of the Black-Scholes analysis was inappropriate given the high degree of volatility of our stock price throughout 2008 and that its use would not result in a reasonable basis to calculate the size of award grants. This prior approach, under these circumstances, would have resulted in a marked increase in the number of shares contained in each individual award. As a result and after consideration of the findings and recommendations contained in the report prepared by Hewitt, in 2008 the Compensation Committee awarded to our Named Executive Officers, other than Mr. Boyd, generally the same number of stock options as was awarded to each Named Executive Officer in 2007. In 2007, all of Mr. Boyd’s long-term incentive compensation was in the form of stock options, without any long-term cash bonus component. With the current award of all long-term incentive compensation in the form of equity awards for 2008, the Compensation Committee granted Mr. Boyd a combination of stock options and RSUs in allocation of value consistent with our other members of Management Committee.

Our Compensation Committee grants equity awards pursuant to its policy of making such grants, if at all, on the fifth business day following our release of earnings for the third quarter of each year, except in the case of our non-employee directors, new hires or other special situations. Our non-employee directors are granted equity awards annually, on the date of each annual meeting of our stockholders, which grants in 2006, 2007 and 2008 were in the form of RSUs. In addition, our Compensation Committee adopted a policy in 2006 regarding our Career Shares Program that provides for the annual grant of RSUs under our 2002 Stock Incentive Plan on January 2 of each year, commencing in 2007.

During 2008, the grants of equity compensation awards by the Compensation Committee were consistent with these policies.

As a part of the 2008 work performed by Hewitt discussed above, Hewitt working together with our management prepared a report and proposal for the Compensation Committee relating to the equity compensation awards to be made in 2008 for our Management Committee as well as our other executive officers, taking into consideration the unique conditions present in today’s market. Based in part on Hewitt’s findings and analysis discussed above, the Compensation Committee granted RSUs in November 2008 as an incentive tool for 2009 in conjunction with the overall annual grant of equity awards to our members of Management Committee, including the Named Executive Officers (other than Mr. Hirsberg). The RSU grants made to our members of Management Committee during November 2008 are, essentially, in lieu of any other long-term incentive cash bonus award under the 2000 MIP for 2009, and the three year cliff vesting feature of this RSU grant is similar to the historical three-year performance period utilized under our former long-term cash bonus award. We believe the retention component of the RSU is balanced with incentives to enhance company performance, by further enhancing alignment with stockholder interests.

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and reward long-service executives. Our Career Shares Program was adopted by the Compensation Committee on December 7, 2006. The Career Shares Program provides for the grant of RSUs under our 2002 Stock Incentive Plan to members of our senior management, including members of our Management Committee and each of our Named Executive Officers. Each RSU is analogous to one share of restricted common stock, except that RSUs do not have any voting rights and do not entitle the holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary will be credited to his or her career shares account annually. RSUs will be awarded to members of our Management Committee in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. As discussed above, our Compensation Committee adopted a policy that provides for the grant of RSUs pursuant to our Career Shares Program on January 2 of each year, commencing in 2007. RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. Consistent with this policy and the Career Shares Program, on January 2, 2009, RSUs were granted to all of our Named Executive Officers as well as the other members of the Management Committee.

Upon becoming eligible to receive a grant of career shares, participants generally will have their initial award pro-rated based on the number of full months served in a career shares eligible position during the year. For example, if someone becomes eligible on July 15 they would receive 5/12 of the product of their year end salary and their career shares percentage, since they had served for five full months during the year. If a participant becomes career shares eligible during the last quarter of the year, however, no RSUs will be awarded in that calendar year.

Payouts are made at retirement, at which time participants receive one share of our common stock for each RSU held in their respective career share accounts, less any applicable taxes. To receive any payout under the Career Shares Program, participants must be at least 60 years old and must have been continually employed by the Company for a minimum of 15 years. Retirement after 15 years of service will entitle a participant to 50 percent of his or her career shares account. This increases to 75 percent after 20 years and 100 percent following 25 years of employment. The Compensation Committee may credit participants additional years of service in its discretion.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 60 and the RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines discussed below.

Our Policy on Perquisites

We provide certain of our senior officers, including our Chief Executive Officer, with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for such use and are required to advance to us an amount sufficient to cover certain out of pocket costs directly attributed to such use. These out of pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2008 that is attributable to any Named Executive Officer, net of amounts advanced to us by the applicable executive as discussed above, is reflected in the

Summary Compensation Table. We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We also provide Mr. Boyd with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2008 in the Summary Compensation Table. We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

Our employee and non-employee directors, along with members of our Management Committee, are eligible to participate in the Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. Please see the Summary Compensation Table for the amount of medical premiums or related reimbursements paid on behalf of the Named Executive Officers during 2008 and for the amount of the applicable premiums paid for such additional life insurance coverage during 2008.

Our senior management members, including our Named Executive Officers, also participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan, medical, vision and dental insurance and paid time-off plan. In addition, our senior management members are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

Our Compensation Committee initially adopted stock ownership guidelines in 2006 for certain key executives. The Compensation Committee believes that the guidelines, as they may be updated and revised from time to time, will further the alignment between our executive team and stockholders. Pursuant to the current Stock Ownership Guidelines, certain key executive officers, including our Named Executive Officers, are required to own an amount of our common stock (which can include shares of common stock represented by vested and unvested RSUs) based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Executive Chairman of the Board of Directors	5
Chief Executive Officer	5
Chief Operating Officer	4
All Other Members of Management Committee	3
Certain Other Members of Senior Management	1-2

Participants will generally be given 5 years (from date of implementation of the guidelines) to achieve mandated levels of stock ownership. Employees that are hired or promoted into a position that has an ownership guideline will be given 5 years from the time of hiring or promotion into such position to achieve the ownership guideline. Employees who are promoted into a higher tiered position will be given 5 years from the time of promotion into such position to achieve the incremental ownership guideline for that tier.

Post-Termination Compensation

In 2006, our Compensation Committee adopted our Change-in-Control Severance Plan (the “CIC Plan”) to provide severance benefits for certain executive officers, including our Named Executive Officers, upon termination of employment in connection with a change in control. In addition, our CIC Plan provides for the acceleration of vesting of equity awards for our Named Executive Officers, and certain other executives, upon the occurrence of certain events. We believe that it is important to protect those employees who helped build our Company and who will be important in continuing the Company’s success through a change in control or similar event. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is designed to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the overall best interests of our stockholders. We currently do not have individual written severance agreements with our executive officers, including our Named Executive Officers; however, we retain the discretion to negotiate individual arrangements as deemed appropriate.

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP operate in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period. If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (a) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (b) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in the 2002 Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholders value in the event of a change in control.

CIC Plan.    The terms of our CIC Plan provide severance benefits to certain members of our senior management, including members of our Management Committee, upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within 24 months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board ceasing to be continuing directors at any time within a 36 month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer and Executive Chairman of the Board of Directors), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer and Executive Chairman of the Board of Directors), or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses;

•	a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively, of the participant’s:

•	annual salary in effect immediately prior to the occurrence of the change of control or, if greater, upon the occurrence of the qualifying termination; plus

•

the participant’s then-current target short-term bonus opportunity in effect immediately prior to the change of control or, if greater, the average of the participant’s actual short-term bonus for the three fiscal years immediately prior to the change in control or, if greater, the participant’s target short-term bonus opportunity in effect upon the qualifying termination,

•	an amount equal to the greater of:

•	the participant’s then-current target short-term bonus opportunity established for the plan year in which the qualifying termination occurs; or

•	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year; and

•

the amount of monthly premiums that would have been paid by the Company on behalf of the participant under the Company’s health insurance plan, or COBRA (a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), plus an additional amount such that the participant effectively receives such premiums on a tax-free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive vehicles granted after July 19, 2006, including but not limited to stock options, stock appreciation rights, restricted stock, and restricted stock units, will become immediately vested in full upon a qualifying termination. In the event such equity awards would not otherwise vest solely by the continued employment of the participant (e.g., if vesting was related in whole or in part to the achievement of a performance target), such awards will vest at the time of the change in control. The number of shares that will vest will be determined as if a level of performance equal to 100% of the performance target had been achieved and will be prorated based on the length of time within the performance period elapsed prior to the change in control.

If the sum of the amounts to be received by the participant under the CIC Plan, plus all other payments or benefits that the participant has received or has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, that combined amount will be decreased by the smallest amount that will eliminate any such parachute payment. However, for Tier One Executives and Tier Two Executives only, if the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount will not be decreased, but rather will be increased by an amount sufficient to provide the participant, after taking into account all applicable federal, state and local taxes, a net amount equal to the excise tax imposed on the combined amount (as increased by any applicable tax gross-up) by Section 4999 of the Internal Revenue Code.

Deferred Compensation Plan.    Under the Boyd Gaming Corporation Deferred Compensation Plan effective as of January 1, 2005 (the “Deferred Compensation Plan”), our Named Executive Officers as well as certain other designated officers may defer up to 25% of base salary and up to 100% of incentive compensation paid. Additionally, our non-employee directors may also participate in the Deferred Compensation Plan and can defer up to 100% of director fees paid. We may make discretionary contributions to a participant’s account; however, during 2008, we did not exercise such discretion. Upon a change in control (as defined in the Deferred Compensation Plan), the benefits under the Deferred Compensation Plan are immediately payable in a lump sum, subject to certain conditions and limitations set forth in Internal Revenue Code section 409A and its related Treasury regulations. In addition, upon termination of employment prior to the age of 55 or death, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years; however, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment that is triggered by termination of employment must be delayed for at least six months following the date of termination. Prior to the Deferred Compensation Plan, we maintained a separate, prior deferred compensation plan but that plan has been closed to new contributions from participants since the effective date of the current plan.

Equity Incentive Plans.    The equity incentive plans in which our Named Executive Officers participate include our 1996 Stock Incentive Plan and our 2002 Stock Incentive Plan. Only one of our Named Executive Officers has options outstanding under our 1996 Stock Incentive Plan, which options are fully vested. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, equity awards granted under each of our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination; provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of our 2002 Stock Incentive Plan, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards.

Under our 2002 Stock Incentive Plan, a “change of control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members ceases, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of our 2002 Stock Incentive Plan, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

•

an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, but excluding an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transaction that the Compensation Committee deems is not a corporate transaction.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the 2002 Stock Incentive Plan, vesting ceases upon termination of employment for any reason, including death or disability, and unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control (defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company), any outstanding award will automatically become fully vested.

In 2006 the Compensation Committee adopted the provisions in the table below to provide certain “long service” employees with automatic vesting acceleration and an extended period of time to exercise stock options upon termination (other than for cause). These enhanced stock option provisions do not apply to stock options that were outstanding prior to the Compensation Committee’s adoption of the proposal or to stock options that are granted within six months of such employee’s termination.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 20-24 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 25 or more years of service	All unvested stock options shall fully accelerate	Up to 36 months following termination

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. During 2008, no such discretion was exercised with respect to our senior executive officers.

Succession Planning

Pursuant to the Company’s Corporate Governance Guidelines, all of the independent members of our board of directors are involved in the succession planning of the Company. Our independent directors participate annually in a review of the Company’s current succession plan. Additionally, the Company has engaged in the past, and continues to engage, the nationally recognized consulting firm Lee Hecht Harrison to assist and advise during this annual review as well as on other matters related to succession planning.

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer or any of the other three most highly compensated executive officers. Generally, awards under our 2000 MIP, which is a performance-based compensation plan, may not be subject to the deduction limit if certain requirements are met. The Company has also structured certain other performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m).

The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

In addition, the Internal Revenue Service announced a new position with respect to certain severance provisions under plans intended to qualify as performance-based compensation and generally denied the qualification of such arrangements pursuant to Section 162(m) for performance periods starting after 2008. While we intend for our performance-based compensation arrangements, including awards granted under our 2000 MIP, to meet the requirements of Section 162(m), we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements if they were examined by the Internal Revenue Service.

Summary Compensation Table (2008)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 by:

•	our Chief Executive Officer;

•	our Chief Financial Officer; and

•	each of our other three most highly compensated executive officers, employed by us as of the end of fiscal 2008,

whom we refer to collectively as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William S. Boyd(5)	2008	1,000,000	250,000(10)	233,440	2,458,949	—	123,321	4,065,710
Executive Chairman of the Board of Directors	2007 2006	1,500,000 1,500,000	250,000(10) 250,000(10)	225,017 —	2,992,576 3,875,829	1,729,500 1,973,585	71,586 83,828	6,768,679 7,683,242

Keith E. Smith(6) President and Chief Executive Officer	2008	1,100,000	—	409,812	1,348,634	—	46,234	2,904,680
	2007	800,000	—	8,220	1,141,823	718,350	21,769	2,690,162
	2006	750,000	—	—	1,414,772	821,344	11,276	2,997,392

Robert L. Boughner President and Chief Executive Officer of Echelon Resorts Corporation	2008	1,100,000	—	350,020	1,180,837	—	14,519	2,645,376
	2007	1,050,000	—	24,567	1,171,088	901,350	36,815	3,183,820
	2006	1,000,000	—	—	1,414,772	986,793	10,065	3,411,630

Paul J. Chakmak(7) Executive Vice President and Chief Operating Officer	2008 2007 2006	675,000 525,000 439,583(9)	— — —	203,944 3,199 —	790,678 531,507 462,535	— 204,960 140,815	18,244 11,736 9,859	1,687,866 1,276,402 1,052,792

Josh Hirsberg(8) Senior Vice President, Treasurer and Chief Financial Officer	2008	435,000	—	2,913	84,048	—	1,411	523,372

(1)	Includes amounts deferred pursuant to salary reduction arrangements under our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123R, of awards pursuant to our 2002 Stock Incentive Plan, our 1996 Stock Incentive Plan and prior stock incentive plans no longer in effect and thus may include amounts from awards granted both in and prior to the applicable periods. Assumptions used in the calculation of these amounts are included in Note 8, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	For 2008, there were no amounts earned (or paid) relating to long-term bonuses under the 2000 MIP for the 2006 – 2008 performance period or for short-term bonuses under the 2000 MIP for the year ended December 31, 2008.
(4)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements	Use of Corporate Aircraft and Corporate Car(B)	Other Benefits
William S. Boyd	$6,900	$1,411	$11,700	$103,310	—
Keith E. Smith	6,900	1,411	10,102	27,821	—
Robert L. Boughner	6,900	1,411	4,966	1,242	—
Paul J. Chakmak	6,900	1,411	9,933	—	—
Josh Hirsberg	—	1,411	—	—	—

(A)	Represents amounts contributed by the Company pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amounts reported for Mr. Boyd for 2008, $4,695 is attributable to the use of a corporate car. Other than as disclosed, the aggregate incremental cost to the Company of providing perquisites did not exceed, as to any Named Executive Officer, the threshold requiring disclosure and is omitted from the table. For a discussion regarding perquisites, including the calculation of aggregate incremental cost, see “—Compensation Discussion and Analysis—Our Policy on Perquisites.”
(5)	Effective January 1, 2008, Mr. Boyd was appointed as our Executive Chairman of the Board of Directors.
(6)	Effective January 1, 2008, Mr. Smith was appointed as our President and Chief Executive Officer.
(7)	Effective January 1, 2008, Mr. Chakmak was appointed as our Executive Vice President and Chief Operating Officer.
(8)	Effective January 1, 2008, Josh Hirsberg was appointed as our Senior Vice President, Treasurer and Chief Financial Officer.
(9)	Mr. Chakmak’s annual salary was increased from $390,000 to $475,000 effective as of June 1, 2006.
(10)	A special bonus in the amount of $250,000 was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated on or before December 31, 2003.

Grants of Plan-Based Awards Table (2008)

The following table sets forth information regarding each grant of an award made under our incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2008.

Name	Award Type	Grant Date	Date of Compensation Committee Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Equity Awards ($)(7)
					Threshold ($)	Target ($)	Maximum ($)
William S. Boyd	Short-term bonus(1)	—	—		375,000	750,000	1,500,000	—	—	—	—
	Stock Options(2)	11/04/2008	—		—	—	—	—	146,375	6.60	408,079
	RSU-Career Shares(3)	01/02/2008	12/07/06	(8)	—	—	—	6,755	—	—	225,009
	RSU(5)	11/04/2008	—		—	—	—	24,540	—	—	161,964

Keith E. Smith	Short-term bonus(1)	—	—		550,000	1,100,000	2,200,000	—	—	—	—
	Stock Options(2)	11/04/2008	—		—	—	—	—	194,265	6.60	541,591
	RSU-Career Shares(3)	01/02/2008	12/07/06	(8)	—	—	—	3,603	—	—	120,016
	RSU-LTIP(4)	04/16/2008	—		—	—	—	46,189	—	—	799,993
	RSU(5)	11/04/2008	—		—	—	—	40,415	—	—	266,739

Robert L. Boughner	Short-term bonus(1)	—	—		412,500	825,000	1,650,000	—	—	—	—
	Stock Options(2)	11/04/2008	—		—	—	—	—	135,800	6.60	378,597
	RSU-Career Shares(3)	01/02/2008	12/07/06	(8)	—	—	—	4,728	—	—	157,490
	RSU-LTIP(4)	04/16/2008	—		—	—	—	34,642	—	—	599,999
	RSU(5)	11/04/2008	—		—	—	—	30,710	—	—	202,686

Paul J. Chakmak	Short-term bonus(1)	—	—		253,125	506,250	1,012,500	—	—	—	—
	Stock Options(2)	11/04/2008	—		—	—	—	—	111,000	6.60	309,457
	RSU-Career Shares(3)	01/02/2008	12/07/06	(8)	—	—	—	2,364	—	—	78,745
	RSU-LTIP(4)	04/16/2008	—		—	—	—	23,095	—	—	400,005
	RSU(5)	11/04/2008	—		—	—	—	23,095	—	—	152,427

Josh Hirsberg	Short-term bonus(1)	—	—		87,000	174,000	348,000	—	—	—	—
	Stock Options(2)	01/02/2008	12/06/07	(9)	—	—	—	—	25,000	33.31	244,328
	Stock Options(2)	11/04/2008	—		—	—	—	—	20,000	6.60	55,758
	RSU(5)	11/04/2008	—		—	—	—	8,480	—	—	55,968

(1)	Represents short-term (or annual) target performance for the 2008 fiscal year under the 2000 MIP. The award amount is based upon a performance measure of our pre-tax income compared to a board approved target budgeted amount. “Threshold” represents achieving a performance level that is 80% of the target budgeted amount of pre-tax income; “Target” represents achieving an amount that is between 95-105% of the target budgeted amount of pre-tax income; and “Maximum” represents achieving 130% or more of the of the target budgeted amount of pre-tax income. No amounts were earned or paid pursuant to these awards in 2008. See “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(2)

Represents stock options granted under our 2002 Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2008 have a 10-year term and vest as to 33 1/3% per year on the first day of each successive 12-month period, commencing one year from the date of grant. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(3)	Represents Career Restricted Stock Units granted to the Named Executive Officers for no consideration pursuant to the Company’s Career Shares Program under its 2002 Stock Incentive Plan. Each Career Restricted Stock Unit represents a contingent right to receive one share of Company common stock. The Career Restricted Stock Units will be paid out in shares of Company common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 60 years old and must have been continually employed by the Company for a minimum of 15 years. Retirement after 15 years of service will entitle a grantee to 50 percent of his or her Career Restricted Stock Units. This increases to 75 percent after 20 years and 100 percent following 25 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 60 and the Career Restricted Stock Units will immediately vest and convert into shares of Company common stock based on the grantee’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable. See “—Compensation Discussion and Analysis—Career Shares Program.”
(4)	Represents award of Restricted Stock Units for no consideration pursuant to the Company’s 2000 MIP and 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock upon vesting. The Restricted Stock Units will vest in full upon the sooner to occur of (i) April 16, 2013 or (ii) a date after October 16, 2009 upon which the closing price of the Company’s common stock is $25.98 (which represents 150% of the closing price of the Company’s common stock on April 15, 2008) or greater for twenty (20) consecutive trading days beginning on or after October 16, 2009. The Restricted Stock Units are subject to the forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. See “Compensation Discussion and Analysis—Long term bonus awards granted in 2008.”
(5)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock. The Restricted Stock Units granted to the Named Executive Officers in 2008 vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. “—Compensation Discussion and Analysis—Equity Incentive Plans.”

(6)	The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the date of determination.
(7)	Represents the aggregate FAS 123R value of all awards made in 2008; in contrast to how we present amounts in the Summary Compensation Table, we report such figures in this column without apportioning such amount over the service or vesting period.
(8)	On December 7, 2006, our Compensation Committee adopted a policy of providing for the automatic grant of Career Restricted Stock Units on January 2 of each calendar year (or, if January 2 is not a business day, then the next business day) based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. For more information see “—Compensation Discussion and Analysis—Career Shares Program.”
(9)	On December 6, 2007, our Compensation Committee approved the grant of stock options to Mr. Hirsberg, effective on January 2, 2008, the first business day following the commencement of Mr. Hirsberg’s employment with the Company. The exercise price for the stock options granted to Mr. Hirsberg equaled the closing stock price on January 2, 2008, the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table (2008)

The following table sets forth information regarding unexercised options and unvested Restricted Stock Units for each of our Named Executive Officers outstanding as of December 31, 2008.

	Option Awards					Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William S. Boyd	425,000 305,000 203,334 65,000 —	— — 101,666 130,000 146,375	(1) (2) (4)	36.76 39.96 39.00 38.11 6.60	12/08/2014 10/19/2015 11/02/2016 12/06/2017 11/04/2018	24,540	(9)	116,074

Keith E. Smith	68,333 43,333 150,000 115,000 76,667 61,667 —	— — — — 38,333 123,333 194,265	(1) (2) (4)	17.21 14.23 36.76 39.96 39.00 38.11 6.60	09/05/2012 05/15/2013 12/08/2014 10/19/2015 11/02/2016 12/06/2017 11/04/2018	6,051 46,189 40,415	(7) (8) (9)	28,621 218,474 191,163

Robert L. Boughner	150,000 115,000 76,667 43,334 —	— — 38,333 86,666 135,800	(1) (3) (4)	36.76 39.96 39.00 39.78 6.60	12/08/2014 10/19/2015 11/02/2016 11/07/2017 11/04/2018	7,992 34,642 30,710	(7) (8) (9)	37,802 163,857 145,258

Paul J. Chakmak	40,000 40,000 35,000 50,000 37,000 —	— — — 25,000 74,000 111,000	(1) (2) (4)	16.37 36.76 39.96 39.00 38.11 6.60	02/02/2014 12/08/2014 10/19/2015 11/02/2016 12/06/2017 11/04/2018	3,915 23,095 23,095	(7) (8) (9)	18,518 109,239 109,239

Josh Hirsberg	— —	25,000 20,000	(5) (4)	33.31 6.60	01/02/2018 11/04/2018	8,480	(9)	40,110

(1)

These stock options were granted on November 2, 2006 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 2, 2007. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(2)

These stock options were granted on December 6, 2007 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on December 6, 2008. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(3)

These stock options were granted on November 7, 2007 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 7, 2008. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(4)

These stock options were granted on November 4, 2008 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 4, 2009. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(5)

These stock options were granted on January 2, 2008 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on January 2, 2009. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(6)	Pursuant to applicable SEC rules, represents the closing market price of our common stock on December 31, 2008, multiplied by the number of Career Restricted Stock Units or Restricted Stock Units held by the applicable Named Executive Officer on such date.
(7)	The Career Restricted Stock Units were granted to the Named Executive Officers on January 2, 2008 for no consideration pursuant to the Company’s Career Shares Program under its 2002 Stock Incentive Plan. Each Career Restricted Stock Unit represents a contingent right to receive one share of Company common stock. The Career Restricted Stock Unit will be paid out in shares of Company common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. As of December 31, 2008, the only Named Executive Officer who’s Career shares were fully vested upon grant was Mr. Boyd. The actual market value of the Company common stock, if any, ultimately received upon the grantee’s termination of service in connection with such Career Restricted Stock Units can only be determined upon the occurrence of such termination. See “—Compensation Discussion and Analysis—Career Shares Program.”
(8)	Represents awarded of Restricted Stock Units for no consideration pursuant to the Company’s 2000 MIP and 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock upon vesting. The Restricted Stock Units will vest in full upon the sooner to occur of (i) April 16, 2013 or (ii) a date after October 16, 2009 upon which the closing price of the Company’s common stock is $25.98 (which represents 150% of the closing price of the Company’s common stock on April 15, 2008) or greater for twenty (20) consecutive trading days beginning on or after October 16, 2009. The Restricted Stock Units are subject to the forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. See “Compensation Discussion and Analysis—Long term bonus awards granted in 2008.”
(9)	Represents Restricted Stock Units granted under our 2002 Stock Incentive Plan. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock. The Restricted Stock Units granted to the Named Executive Officers in 2008 vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the 2002 Stock Incentive Plan. “—Compensation Discussion and Analysis—Equity Incentive Plans.”

Option Exercises and Stock Vested Table (2008)

The following table sets forth information regarding the exercise of stock options and the vesting of Restricted Stock Units for each of our Named Executive Officers during the fiscal year ended December 31, 2008.

	OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Share Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William S. Boyd	—		—	6,755	225,009
Keith E. Smith	—		—	—	—
Robert L. Boughner	—		—	—	—
Paul J. Chakmak	10,000	(3)	22,900	—	—
Josh Hirsberg	—		—	—	—

(1)	We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	Consistent with applicable SEC rules, represents the number of Career Restricted Stock Units held by the applicable Named Executive Officer on December 31, 2008, multiplied by the market price of the underlying Company common stock on the vesting date. The Career Restricted Stock Units were granted to the Named Executive Officers on January 2, 2008 for no consideration pursuant to the Company’s Career Shares Program under its 2002 Stock Incentive Plan. Each Career Restricted Stock Unit represents a contingent right to receive one share of Company common stock. The Career Restricted Stock Unit will be paid out in shares of Company common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. Since Mr. Boyd was at least 60 years old and had been employed by the Company for at least 25 years as of the January 2, 2008 grant date, he was immediately 100% vested in the Career Restricted Stock Units granted to him. As a result, the value realized becomes the closing market price on January 2, 2008, the grant date, multiplied by the number of units. However, consistent with the terms of the Career Shares Program as described above, Mr. Boyd’s Career Restricted Stock Units will not convert into Company common stock until the termination of his service with the Company. The value Mr. Boyd receives, if any, upon such conversion can only be determined at the time of his termination.
(3)	With respect to Mr. Chakmak, all 10,000 shares were retained upon exercise.

Non-qualified Deferred Compensation Table (2008)

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 25% of their base salary and up to 100% of their incentive compensation. We may make discretionary matching or additions to a participant’s account; however, during 2008, we did not exercise such discretion. For an explanation on a participant’s potential distributions, see “—Compensation Discussion and Analysis—Deferred Compensation Plan”. The following table sets forth amounts deferred under our Deferred Compensation Plan, including our predecessor plan, for the year ended December 31, 2008:

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
William S. Boyd	—	—	—
Keith E. Smith	54,233	(65,593)	129,232
Robert L. Boughner	—	(52,900)	517,677
Paul J. Chakmak	33,388	(42,037)	83,308
Josh Hirsberg	—	—	—

(1)	Includes amounts disclosed under the headings “Salary” and “Non-equity Plan Incentive Compensation” in the 2008 Summary Compensation Table.

Potential Payments upon Termination or Change-in-Control (2008)

Under the terms of our 2000 MIP, CIC Plan, Deferred Compensation Plan and our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our Named Executive Officers upon voluntary termination, involuntary termination—not for cause,—for cause, and—as a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2008 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $4.73 per share (the closing market price of our common stock on December 31, 2008);

•

For purposes of the short-term/annual awards under the 2000 MIP, (i) the executives have earned their target awards and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, and (ii) except as otherwise stated herein each executive has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•

For purposes of the long-term bonus awards under 2000 MIP, (i) the executives have earned their target awards for the period and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, (ii) non-long service participants in the plan are awarded only a pro rata share (based on their time of service during the relevant plan period) of their target award in the event of their termination due to death or permanent disability, and (iii) except as otherwise stated herein each executive has earned and is paid their target bonus under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, Restricted Stock Units and Career Restricted Stock Units held by the executives is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the CIC Plan); and

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of Restricted Stock Units and Career Restricted Stock Units) are immediately resold at the assumed price per share of our common stock on the date of termination.

•

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination	Involuntary Termination				Death or Permanent Disability
		Not For Cause	For Cause	Change in Control
William S. Boyd
CIC Plan	$—	$—	$—	$6,474,378		$—
Deferred Compensation Plan	—	—	—	—		—
Short-term/Annual Bonus (2000 MIP)	750,000	750,000	750,000	750,000	(1)	750,000
Long-term Bonus (2000 MIP)	—	—	—	—		—
Unvested and Accelerated Awards Under Equity Incentive Plans	116,074	116,074	—	116,074		116,074
Accumulated Vacation Pay(2)	380,769	380,769	380,769	380,769		380,769
Total	$1,246,843	$1,246,843	$1,130,769	$7,721,221		$1,246,843

Keith E. Smith
CIC Plan	$—	$—	$—	$5,603,295		$—
Deferred Compensation Plan	129,232	129,232	129,232	129,232		129,232
Short-term/Annual Bonus (2000 MIP)	—	—	—	1,100,000	(3)	1,100,000
Long-term Bonus (2000 MIP)	—	—	—	1,200,000	(3)	1,000,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	438,258		14,311
Accumulated Vacation Pay(2)	351,155	351,155	351,155	351,155		351,155
Total	$480,387	$480,387	$480,387	$8,821,940		$2,594,698

Robert L. Boughner
CIC Plan	$—	$—	$—	$3,679,824		$—
Deferred Compensation Plan	517,677	517,677	517,677	517,677		517,677
Short-term/Annual Bonus (2000 MIP)	825,000	825,000	825,000	825,000	(1)	825,000
Long-term Bonus (2000 MIP)	1,000,000	1,000,000	1,000,000	1,200,000	(4)	1,000,000
Unvested and Accelerated Awards Under Equity Incentive Plans	309,115	309,115	—	346,917		346,917
Accumulated Vacation Pay(2)	515,097	515,097	515,097	515,097		515,097
Total	$3,166,889	$3,166,889	$2,857,774	$7,084,515		$3,204,691

Paul J. Chakmak
CIC Plan	$—	$—	$—	$2,795,857		$—
Deferred Compensation Plan	83,308	83,308	83,308	83,308		83,308
Short-term/Annual Bonus (2000 MIP)	—	—	—	506,250	(3)	506,250
Long-term Bonus (2000 MIP)	—	—	—	800,000	(3)	666,667
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	236,997		—
Accumulated Vacation Pay(2)	51,923	51,923	51,923	51,923		51,923
Total	$135,231	$135,231	$135,231	$4,474,335		$1,308,148

Josh Hirsberg
CIC Plan	$—	$—	$—	$549,092		$—
Deferred Compensation Plan	—	—	—	—		—
Short-term/Annual Bonus (2000 MIP)	—	—	—	174,000	(3)	174,000
Long-term Bonus (2000 MIP)	—	—	—	—		—
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	40,110		—
Accumulated Vacation Pay(2)	28,441	28,441	28,441	28,441		28,441
Total	$28,411	$28,411	$28,411	$791,643		$202,441

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)	Represents accrued standard paid vacation amounts and the balance of paid vacation amounts that accrued under our prior paid time off policy (which was amended in 1998–1999), respectively, in the amounts of: $53,846 and $326,923 for Mr. Boyd; $224,231 and $126,924 for Mr. Smith; $100,482 and $414,615 for Mr. Boughner; $51,923 and $0 for Mr. Chakmak; and $28,441 and $0 for Mr. Hirsberg.

(3)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.
(4)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $1,000,000.

Director Compensation Table (2008)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(4)(6)	All Other Compensation ($)(7)	Total ($)
Frederick J. Schwab	104,000	112,503	2,051	9,453	228,007
Peter M. Thomas	96,500	112,503	2,797	11,354	223,154
Michael O. Maffie(2)	92,000	112,503	2,051	23,935	230,489
Veronica J. Wilson	81,500	112,503	1,865	—	195,868
Thomas V. Girardi	75,500	112,503	6,901	—	194,904
Luther W. Mack, Jr.(2)	37,083	112,503	1,865	9,453	160,904
Billy G. McCoy	92,000	112,503	2,051	9,453	216,007

(1)	Marianne Boyd Johnson and William R. Boyd each serves as a member of our board of directors and both are also executive officers of the Company. Neither Ms. Johnson nor Mr. Boyd receives any compensation (including board or committee fees, stock options or otherwise) for serving as a member of our board of directors, but they are compensated for serving as an executive officer. For more information, see “Transactions with Related Persons.”
(2)	Mr. Maffie, who has served as a director of the Company since 1997, is retiring from the board of directors upon the conclusion of his current term at the 2009 Annual Meeting. Additionally, Mr. Mack resigned from the board of directors effective July 10, 2008. For purposes of this table, the various compensation figures and disclosure for Mr. Mack are provided through the date of his resignation.
(3)	Represents the amount of cash compensation earned in 2008 for service on our board of directors and committees of our board of directors, as applicable. For the year ended December 31, 2008, each of our non-employee directors, received an annual retainer of $55,000 for service on our board of directors, meeting fees of $1,500 per board meeting attended (including related expenses for services as a director) and, other than for the Audit Committee, committee attendance fees of $1,500 per committee meeting attended ($500 for board and committee meetings held telephonically). Committee attendance fees for Audit Committee meetings were $2,000 per meeting ($500 if the meetings are held telephonically). The Chairman of the Audit Committee received an additional annual fee of $15,000 for his added responsibilities. The Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee received an additional annual fee of $7,500, for their added responsibilities. In addition, Mr. Thomas, our Presiding Director, received an additional annual fee in the amount of $15,000 for serving in this position.
(4)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R, of awards pursuant to (i) our 2002 Stock Incentive Plan (for amounts under the heading “Stock Awards”), and (ii) our 1993 Directors Non-Qualified Stock Option Plan which includes amounts from awards granted prior to 2007 (for amounts under the heading “Option Awards”). Assumptions used in the calculation of these amounts are included in Note 8, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(5)	On May 15, 2008, we awarded each non-employee director Restricted Stock Units in the amount of 5,981 shares, each fully vested upon grant and to be paid in shares of our common stock upon cessation of service on the board of directors. The restricted stock units do not contain voting rights and are not entitled to dividends. As of December 31, 2008, each of our current non-employee directors had outstanding 11,281 shares of our common stock subject to Restricted Stock Units.
(6)	As of December 31, 2008, each of our current directors had stock options outstanding to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Shares Underlying Stock Options (#)
Frederick J. Schwab	7,000
Peter M. Thomas	3,500
Michael O. Maffie	2,500
Veronica J. Wilson	6,000
Thomas V. Girardi	5,000
Billy G. McCoy	5,000

Each non-employee director has received an option to purchase 5,000 shares of our common stock upon first joining the board of directors and, prior to fiscal year 2007, received an additional option to purchase 1,000 shares of our common stock on the date of each succeeding annual meeting of stockholders so long as the director served on the board of directors for the preceding twelve months. The stock options granted to our non-employee directors were granted at fair market value on the date of grant and vest at the rate of 25% per year on the first day of each successive 12 month period for a four year period, commencing one year from the date of grant.

(7)	Each of our non-employee directors are eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts in this column represent amounts paid in the form of plan premiums or received as reimbursement under this plan for the fiscal year ended December 31, 2008.

Director Emeritus

Mr. Perry Whitt, a former member of our board of directors, has been elected by the board of directors to serve as our director emeritus. As a director emeritus, Mr. Whitt is invited to attend board of director meetings, although he does not have any voting rights. During 2008, Mr. Whitt received compensation from us for serving as our director emeritus in the amount of $35,000. He also participated in our Medical Expense Reimbursement Plan, which included plan premiums and other reimbursements in the amount of approximately $10,253. Mr. Whitt also maintains an office at our corporate offices.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation and Stock Option Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation and Stock Option Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Michael O. Maffie, Chairman

Thomas V. Girardi

Billy G. McCoy

Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2008.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommend to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

During the course of 2008, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2009. The Audit Committee was kept apprised of the progress of the 2008 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

We have also considered whether the provision of services by Deloitte, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte.

Frederick J. Schwab, Chairman

Peter M. Thomas

Veronica J. Wilson

Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

Our board of directors currently has eleven members. Other than Christine J. Spadafor, who is a new director nominee to fill the seat being vacated by the retirement of Michael O. Maffie at the 2009 Annual Meeting, each of these directors is standing for re-election, to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

As noted above, Mr. Maffie is retiring from the board at the end of his current term at the 2009 Annual Meeting. He has served on the board of directors of the Company since 1997, and the Company and the board of directors wish to thank Mr. Maffie for his years of service and dedication to the Company. The board of directors, based on the recommendation of its Corporate Governance and Nominating Committee, has nominated Ms. Spadafor to serve as a director of the Company to fill the seat previously held by Mr. Maffie. Additionally, Luther W. Mack, Jr. resigned from his position on our board of directors in July 2008, after serving as a director since 2003. The Company and the board of directors also extend their thanks to Mr. Mack for his service and dedication. Rather than seek to fill the vacancy created with Mr. Mack’s resignation, the board of the directors approved the reduction in the number of directors comprising our board from twelve to eleven members, in accordance with the Company’s bylaws.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The eleven nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership(1)
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Stock Option Committee
Robert L. Boughner	56	Director, President and Chief Executive Officer of Echelon Resorts Corporation	1996
William R. Boyd	49	Vice President and Director	1992
William S. Boyd	77	Executive Chairman of the Board of Directors	1988
Thomas V. Girardi	69	Director	2005			✓
Marianne Boyd Johnson	50	Vice Chairman of the Board of Directors and Executive Vice President	1990
Billy G. McCoy	68	Director	1997		Chair	✓
Frederick J. Schwab	70	Director	2002	Chair	✓
Keith E. Smith	48	President, Chief Executive Officer and Director	2005
Christine J. Spadafor	53	Director Nominee	n/a
Peter M. Thomas	59	Director	2004	✓
Veronica J. Wilson	57	Director	2003	✓

(1)	During 2008 and continuing until his retirement from the board at the 2009 Annual Meeting, Michael O. Maffie served as the Chair of the Compensation and Stock Option Committee and as a member of the Corporate Governance and Nominating Committee. Additionally, Luther W. Mack, Jr. served as a member of the Corporate Governance and Nominating Committee until his resignation from the board of directors in July 2008.

Robert L. Boughner has served as a director of the Company since April 1996 and as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of the Company, since July 2005. Mr. Boughner had previously held the position of Chief Executive Officer of Marina District Development Company, LLC (“MDDC”), the limited liability company formed as part of a 50-50 joint venture with MGM MIRAGE. MDDC owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. Mr. Boughner held that position with MDDC from January 1999 through June 2006, and he recently resumed the duties of President and Chief Operating Officer of MDDC on an interim basis, beginning in January 2009. Prior to his service with MDDC, Mr. Boughner had served as Chief Operating Officer and Senior Executive Vice President of the Company, from April 1990 and May 1998, respectively, through October 2001. From 1985 until April 1990, he served as Senior Vice President of Administration of California Hotel and Casino, the predecessor of the Company and now one of its subsidiaries, and prior to that time he held various management positions in that company. Mr. Boughner is active in civic and industry affairs, and he serves on the board of directors of Bank of Nevada and Southwest Gas Corporation.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada and is Chairman of Borgata’s Charitable Heart and Soul Foundation. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, who are both directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Effective January 2008, Mr. Boyd was elected to the office of Executive Chairman of the Board of Directors of the Company. Mr. Boyd previously held the position of Chief Executive

Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974, he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and for the past ten years, has been on the board of directors and the President of the National Center for Responsible Gaming. Mr. Boyd is also a member of the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, who are both directors and officers of the Company.

Thomas V. Girardi has served as a director since February 2005. Mr. Girardi served as a director of Coast Casinos, Inc. (“Coast Casinos”) from August 2002 through the closing of the Boyd/Coast merger transaction on July 1, 2004. He is currently a partner in the Los Angeles law firm of Girardi and Keese and has been practicing law since 1965, specializing in medical malpractice, product liability law, toxic torts and bad faith insurance cases. Mr. Girardi also is a member of the board of directors of Spectrum Laboratories, Inc. and Supergen, Inc.

Marianne Boyd Johnson has served as Vice Chairman of the Board of Directors since February 2001, and has been a director since September 1990. Ms. Johnson was elected Executive Vice President of the Company effective January 2008, and she serves as chief diversity officer of the Company. Ms. Johnson had served as Senior Vice President of the Company from December 2001 through December 2007, and prior to being elected Senior Vice President, she served as Vice President of the Company from September 1997. From 1976 until September 1990, she held a variety of operations positions with the Company. Ms. Johnson serves on the board of directors of Western Alliance Bancorporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, who are both directors and officers of the Company.

Billy G. McCoy, Major General USAF (Ret), has been a director of the Company since March 1997. From 1993 to 1996, General McCoy served as Director of Development for the Company. He served on the board of Luscombe Aircraft Corporation from 1997 until July 2007, serving as its Chairman of the Board from 2000 until January 2007. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a Trustee of the Community College of Southern Nevada.

Frederick J. Schwab has served as a director of the Company since October 2002. Until retiring in March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, Finance and Administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab is also a member of the board of directors of Voyager Learning Company.

Keith E. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Mr. Smith served as the Chief Operating Officer of the Company from October 2001 through December 2007, and prior to being appointed President, Mr. Smith served as the Company’s Executive Vice President from May 1998. Mr. Smith joined the Company in September 1990, serving in various controllership positions, the last of which was Senior Vice President and Controller. In 2005, Mr. Smith was appointed to the Board of the Nevada Resort Association and currently serves as Chairman. He is the current Vice Chairman of the Board of the American Gaming Association and Vice Chairman of the Las Vegas Convention and Visitors Authority. In January 2009, the Federal Reserve Bank of San Francisco appointed Mr. Smith as a director of its Los Angeles Branch.

Christine J. Spadafor is a nominee to join our board of directors. Ms. Spadafor has served since March 2004 as the President and Chief Executive Officer of SpadaforClay Group, Inc. (“SpadaforClay”), a global consulting firm that she co-founded. The professional focus of SpadaforClay has been on strategic and operational topics for small and mid-cap companies. Prior to her current firm, she held various roles for nearly a decade as a principal or partner with global management consulting firms, specializing in strategy development and implementation, operational improvement and corporate turnarounds. Ms. Spadafor is a licensed attorney and registered nurse, and she currently serves as the Chief Executive Officer for St. Jude’s Ranch for Children, a non-profit organization that provides services to abused, abandoned and neglected children. She has held this position with St. Jude’s Ranch since April 2006. Ms. Spadafor is a published author and has served on a number of non-profit boards.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the board of directors of the Company, and served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas has been the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member from 1994 through 2006. Mr. Thomas has been a member of the board of directors of City National Corp. since April 2003 and was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Veronica J. Wilson has served as a director of the Company since October 2003. Since September 2000, Ms. Wilson has served as the President and Chief Executive Officer of the Blind Center of Nevada, an organization that assists people with visual impairments. In addition, since July 1993, Ms. Wilson has served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Nevada State Rehabilitation Council and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of nine (9) meetings during 2008. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation and Stock Option Committee held twelve (12), four (4) and seven (7) meetings during 2008, respectively. Each director attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the members of the board of directors attended the 2008 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and California Hotel and Casino, our predecessor, since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2009. In the event that the stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its future selection of auditors. A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2008 and 2007.

	2008	2007
Audit Fees(1)	$1,739,000	$1,782,000
Audit-Related Fees(2)	334,000	411,000
Tax Fees(3)	131,000	274,000
All Other Fees	—	—

Total	$2,204,000	$2,467,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting.
(2)	Audit-related fees for 2008 and 2007 consist primarily of services provided in connection with our regulatory audits and certain audit-related consultation services.
(3)	Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including, for 2008 services provided in connection with certain federal and state tax matters, cost segregation services and Internal Revenue Service examination support services, and for 2007 services provided in connection with the closure of our Stardust property and the disposition of our Barbary Coast property.

Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2008 were in compliance with our policy relating to the pre-approval of services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2008.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	9,418,340(1)	$31.19(2)	5,366,892(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	9,418,340(1)	$31.19(2)	5,366,892(3)

(1)	Includes options to purchase shares outstanding under our 1993 Flexible Stock Incentive Plan, 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan. Also includes restricted stock units outstanding under our 2002 Stock Incentive Plan.
(2)	Weighted Average Exercise Price does not include restricted stock units outstanding under our 2002 Stock Incentive Plan, which are exercisable for zero consideration.
(3)	Includes shares available for future issuance under our 2002 Stock Incentive Plan, and also includes shares authorized to be issued under our 2002 Stock Incentive Plan pursuant to awards of restricted stock that may be granted under our 2000 MIP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE;

TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2008 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were complied with.

Transactions with Related Persons

We purchase, in arm’s length negotiated, ordinary course commercial transactions, communications-related products and services from Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”). Peter M. Thomas, a member of the board of directors, owns, either directly or indirectly, an approximate 8.9% equity interest as a passive investor in SCG. Mr. Thomas’ sibling actively engages in the management of SCG and SBS and Mr. Thomas’ family members own collectively, either directly or indirectly, an approximately 13.8% equity interest in SCG. We paid SCG and SBS, in the aggregate, a total of approximately $898,000 in fiscal year 2008, and expect to pay such entities an aggregate of approximately $884,000 in fiscal 2009. Our transactions with SCG and SBS represented less than 3.2% of SCG and SBS’s consolidated revenue for 2008, and is expected to represent less than 1.3% in 2009.

Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, our Executive Chairman of the Board of Directors. Marianne Boyd Johnson, Executive Vice President and Vice Chair of the Company’s board of directors, received a base salary in the amount of $242,000 for fiscal year 2008 and is receiving a base salary in the amount of $242,000 for fiscal year 2009. William R. Boyd, a Vice President and member of the Company’s board of directors, received a base salary in the amount of $220,000 for fiscal year 2008 and is receiving a base salary in the amount of $220,000 for fiscal year 2009. Samuel J. Boyd, Executive Host at The Orleans Hotel and Casino in Las Vegas, Nevada, received a base salary in the amount of $110,000 for fiscal year 2008 and is receiving a base salary in the amount of $110,000 for fiscal year 2009. No bonuses were paid for fiscal year 2008; however, Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are eligible to earn bonuses in fiscal year 2009.

Through a wholly owned subsidiary, we own and operate the Borgata Hotel Casino and Spa and The Water Club in a joint venture with a wholly owned subsidiary of MGM MIRAGE. Marina District Development Company, LLC (“MDDC”), is the operating company created pursuant to this arrangement. Effective in January 2009, Robert L. Boughner, a member of our board of directors, resumed on an interim basis, the duties of President and Chief Operating Officer of MDDC. Consistent with past years in which Mr. Boughner served as an executive officer of MDDC, it is anticipated that the Company will pay Mr. Boughner’s compensation for his services provided to MDDC and will then be subsequently reimbursed by MDDC.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our directors and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest, and which exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Consistent with the Company’s bylaws, to be properly considered at the 2010 Annual Meeting of Stockholders, notice of stockholder proposals must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed notice of access to our proxy materials for this year’s Annual Meeting of Stockholders (i.e., not earlier than January 24, 2010 and not later than February 23, 2010), after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders and included in the board of directors’ proxy statement and form of proxy for that meeting must be received by us, Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel, at our principal offices, no later than December 10, 2009. If the date of the 2010 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting the aforementioned deadlines for stockholder proposals will be adjusted consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s bylaws.

Other Matters

The board of directors currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 21, 2009.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. Paper copies will be provided to a stockholder without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: Rob Stillwell, Vice President Corporate Communications.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 21, 2009

11:00 a.m. (local time)

The Borgata Hotel Casino and Spa

One Borgata Way

Atlantic City, New Jersey

Boyd Gaming Corporation
3883 Howard Hughes Parkway, Ninth Floor
Las Vegas, Nevada 89169	proxy

This proxy is solicited by the board of directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, May 21, 2009.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, May 21, 2009 at 11:00 a.m., local time, at the Borgata Hotel Casino and Spa, One Borgata Way, Atlantic City, New Jersey, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL NO. 2, AS APPLICABLE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO ACCESS THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO:

http://www.boydgaming.com/proxymaterials

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

INTERNET – www.eproxy.com/byd Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 20, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 20, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Unanimously Recommends a Vote
FOR all of the Director Nominees identified in Proposal 1 and FOR Proposal 2.

1. Election of Directors:	01 Robert L. Boughner	05 Marianne Boyd Johnson	09 Christine J. Spadafor	☐	Vote FOR	☐	Vote WITHHELD
	02 William R. Boyd	06 Billy G. McCoy	10 Peter M. Thomas		all nominees		from all nominees
	03 William S. Boyd	07 Frederick J. Schwab	11 Veronica J. Wilson		(except as marked)
	04 Thomas V. Girardi	08 Keith E. Smith

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐ For ☐ Against ☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.